Exhibit 4.2

INTERNATIONAL COAL GROUP, INC.,

as Issuer

AND EACH OF THE GUARANTORS PARTY HERETO,

as Guarantors

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

9.125% Senior Secured Second-Priority Notes due 2018

Second Supplemental Indenture

Dated as of March 22, 2010

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ARTICLE 5
MERGERS, CONSOLIDATIONS AND SALES OF ASSETS

Section 5.01.	Mergers, Consolidations and Sales of Assets	62
Section 5.02.	Limitations on Mergers, Consolidations and Sales of Assets	62
Section 5.03.	Successor Corporation Substituted	63

ARTICLE 6
REMEDIES

Section 6.01.	Events of Default	64
Section 6.02.	Remedies	66

ARTICLE 7
NOTE GUARANTEES

Section 7.01.	Unconditional Guarantees	67
Section 7.02.	Guarantors May Consolidate, Etc., on Certain Terms	67
Section 7.03.	Release of a Guarantor	68
ARTICLE 8
DEFEASANCE

Section 8.01.	Additional Covenant Defeasance	69

ARTICLE 9
THE NOTES
Section 9.01.	Form of Notes	69
Section 9.02.	Depositary	69

ARTICLE 10
AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 10.01.	Amendments, Supplements and Waivers	69

ARTICLE 11
SATISFACTION AND DISCHARGE
Section 11.01.	Satisfaction and Discharge	70

ARTICLE 12
SECURITY

Section 12.01.	Security	70
Section 12.02.	Authorization of Actions to Be Taken	72

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SECOND SUPPLEMENTAL INDENTURE dated as of March 22, 2010 (“Supplemental Indenture”) by and among International Coal Group, Inc., a Delaware corporation (the “Issuer”), each of the Guarantors (as defined herein) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), supplementing the Indenture dated as of March 16, 2010 by and among the Issuer, each of the guarantors party thereto and the Trustee (the “Base Indenture” and as supplemented by this Supplemental Indenture, the “Indenture”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the holders of Notes (as defined herein):

WHEREAS, the Issuer and each of the Guarantors (as defined herein) have duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of the Issuer’s unsecured senior debt securities (the “Securities”) and the Guarantees thereof to be issued in one or more series as in the Indenture provided;

WHEREAS, the Issuer and the Guarantors desire and have requested the Trustee to join them in the execution and delivery of this Supplemental Indenture in order to establish and provide for the issuance by the Issuer of a series of Securities designated as its 9.125% Senior Secured Second-Priority Notes due 2018 (the “Notes”), substantially in the form attached hereto as Exhibit A and guaranteed by the Guarantors (as defined herein), on the terms set forth herein;

WHEREAS, the Issuer now wishes to issue Notes in an aggregate principal amount of $200,000,000;

WHEREAS, Section 9.01 of the Base Indenture provides that a supplemental indenture may be entered into without the consent of the holders of any Securities by the Issuer, the Guarantors and the Trustee for such purpose;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been complied with; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Issuer, the Guarantors and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture have been done;

NOW, THEREFORE:

In consideration of the premises and the purchase and acceptance of the Notes by the holders thereof the Issuer and the Guarantors mutually covenant and agree with the Trustee, for the equal and ratable benefit of the holders of the Notes, that the Base Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE 1

SCOPE OF SUPPLEMENTAL INDENTURE; GENERAL

Section 1.01. Scope of Supplemental Indenture; General. This Supplemental Indenture supplements, and to the extent inconsistent therewith, replaces the provisions of the Indenture, to which provisions reference is hereby made.

The changes, modifications and supplements to the Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes (which shall be initially in the aggregate principal amount of $200,000,000) and shall not apply to any other Securities that have or may be issued under the Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. Pursuant to this Supplemental Indenture, there is hereby created and designated a series of Securities under the Indenture entitled “9.125% Senior Secured Second-Priority Notes due 2018.” The Notes shall be in the form of Exhibit A hereto, the terms of which are incorporated herein by reference. The Notes shall be guaranteed by the Guarantors as provided in such form and the Indenture.

Subject to Article 4, including Section 4.03 and Section 4.04 hereof, the Issuer may issue additional Notes subsequent to the Issue Date (such Notes, the “Additional Notes”) of the same series as the Notes. Such Notes shall be issued and authorized as provided in Section 2.03 of the Indenture. As a condition to authorization of any such Notes, the Issuer shall deliver the Notes to be authenticated accompanied by an Officer’s Certificate certifying that issuance of such Notes does not contravene any provision of Article 4 hereof and an Opinion of Counsel as to whether such additional Notes shall be a different class of security for federal income tax purposes. In the event that the Issuer shall issue and the Trustee shall authenticate any Additional Notes issued under this Supplemental Indenture subsequent to the Issue Date, the Issuer shall use its best efforts to obtain the same “CUSIP” number for such Notes as is printed on the Notes outstanding at such time; provided, however, that if any additional Notes issued under this Supplemental Indenture subsequent to the Issue Date is determined, pursuant to the Opinion of Counsel referred to above, to be a different class of security than the Notes outstanding at such time for federal income tax purposes, the Issuer shall obtain a “CUSIP” number for such Notes that is different than the “CUSIP” number printed on the Notes then outstanding. Notwithstanding the foregoing, all Notes issued under this Supplemental Indenture shall vote and consent together on all matters as one class, including without limitation, waivers, amendments, redemption and Offers to Purchase, and no Notes will have the right to vote or consent as a separate class from other Notes on any matter.

Pursuant to Section 2.02 of the Base Indenture the following are the terms established for the Notes:

(i) the title of the Notes shall be “9.125% Senior Secured Second-Priority Notes due 2018”;

(ii) the Notes (other than any Additional Notes) will be issued at a price of 99.298% of the principal amount thereof;

(iii) the Notes shall initially be issued in the aggregate principal amount of $200,000,000, subject to the issuance of any Additional Notes that may be issued as set forth in the prior paragraph;

(iv) the principal of the Notes is payable on April 1, 2018;

(v) the Notes shall bear interest at 9.125% per annum from March 22, 2010 until maturity;

(vi) the Issuer will pay interest semi-annually in arrears on April 1 and October 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day;

(vii) the Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the March 15 or September 15 next preceding the interest payment date, even if such Notes are canceled after such record date and on or before such interest payment date, except as provided in Section 2.13 of the Base Indenture with respect to defaulted interest;

(viii) the Notes will be payable as to principal, premium and interest at the office or agency of the Issuer maintained for such purpose as set forth in Section 4.01 hereof, or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent;

(ix) payments on the Notes shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts;

(x) the Notes may be redeemed at the option of the Issuer pursuant to the terms and conditions in Section 3.03;

(xi) the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes;

(xii) the Notes will be repurchased by the Issuer at the option of the Holders pursuant to Sections 4.07 and 4.13;

(xiii) the Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000;

(xiv) the Notes will be issued as Global Notes bearing the legend set forth in Section 2.14(c) of the Base Indenture and may be exchanged for individual registered Notes pursuant to Section 2.14(b) of the Base Indenture. The Depositary for the Global Notes shall be The Depositary Trust Company;

(xv) the Events of Default which apply to the Notes are as set forth in Section 6.01 hereof and 100% of the principal amount plus accrued interest shall be payable thereon;

(xvi) each of the agreements and covenants of the Issuer and of the Guarantors in this Supplemental Indenture shall apply to the Notes;

(xvii) the Notes are general obligations of the Issuer secured by Liens on the Collateral pursuant to Article 12 and the Security Agreements; and

(xviii) other terms applicable to the Notes are as otherwise provided for in this Supplemental Indenture.

Paragraphs (m), (n), (q), (s) and (t) of Section 2.02 of the Base Indenture are not applicable to the Notes.

ARTICLE 2

CERTAIN DEFINITIONS

Section 2.01. Certain Definitions. Section 1.01 of the Base Indenture is hereby amended by adding the following definitions in their proper alphabetical order which, in the event of a conflict with the definition of terms in the Indenture, shall govern. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Base Indenture.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Advisory Services Agreement” means that certain Advisory Services Agreement, dated as of October 1, 2004, between the Issuer and WL Ross & Co. LLC.

“Additional Notes” has the meaning ascribed to it in Article 1 hereof.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(l)	1.0% of the principal amount of the Note; or

(2)	the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at April 1, 2014, (such redemption price being set forth in Section 3.03), plus (ii) all required interest payments due on the Note through April 1, 2014, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Note.

“Asset Acquisition” means:

(1) an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Issuer or any Restricted Subsidiary of the Issuer, or shall be merged with or into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer; or

(2) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of the assets of any Person (other than a Restricted Subsidiary of the Issuer) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by Section 4.13 and/or Article 5 and not by Section 4.07; and

(2) the issuance or sale of Equity Interests in any of the Issuer’s Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets or Equity Interests of any Restricted Subsidiary having a Fair Market Value of less than $10.0 million;

(2) a transfer of assets between or among the Issuer and any of its Restricted Subsidiaries (provided that if such disposition is from the Issuer or a Guarantor to a Restricted Subsidiary that is not a Guarantor, such disposition is being made in the ordinary course of business of the Issuer and its Restricted Subsidiaries);

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to another Restricted Subsidiary of the Issuer (provided that if such disposition is from the Issuer or a Guarantor to a Restricted Subsidiary that is not a Guarantor, such disposition is being made in the ordinary course of business of the Issuer and its Restricted Subsidiaries);

(4) the sale or lease of inventory, products or services in the ordinary course of business;

(5) the sale, discounting, compromise or settlement of accounts receivable in the ordinary course of business or in a bankruptcy or similar proceeding;

(6) any sale or other disposition of damaged, worn-out, obsolete or no longer useful assets or properties (including, without limitation, equipment and property sold in connection with the closure or abandonment of a mine) in the ordinary course of business;

(7) any sale of assets received by the Issuer or any of its Restricted Subsidiaries upon the foreclosures on a Lien;

(8) the sale or other disposition of cash, Cash Equivalents or Marketable Securities;

(9) a Restricted Payment that does not violate Section 4.02 or a Permitted Investment;

(10) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(11) the granting of Liens not otherwise prohibited by the Indenture; and

(12) the surrender, or waiver of contract rights or settlement, release or surrender of contract, tort or other claims.

“Asset Sale Offer” has the meaning assigned to that term in Section 4.07(e).

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Borrowing Base” means, with respect to the Issuer and its Restricted Subsidiaries, the sum of (x) 70% of the book value of inventory plus (y) 85% of the book value of accounts receivables, in each case as reflected in the most recent quarterly consolidated financial statements delivered pursuant to Section 4.12 (as determined on a pro forma basis after giving effect to any Asset Sale or acquisition of any business or assets outside the ordinary course of business or the designation of a Restricted Subsidiary as an Unrestricted Subsidiary occurring after the date of such quarterly consolidated financial statements).

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet (excluding the footNotes thereto) prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Equivalents” means:

(1) United States dollars or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(6) securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from Moody’s or S&P, and, in each case, maturing within one year after the date of acquisition;

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(8) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” from Moodys.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Issuer; or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all assets and property of the Issuer and the Guarantors, required to be pledged pursuant to Article 12, but excluding Excluded Property.

“Collateral Agent” means the Trustee in its capacity as the Collateral Agent or any other collateral agent appointed by the Trustee pursuant to the Indenture and the Security Agreements.

“Collateral Requirement” means the requirement that:

(1) all documents and instruments, including Uniform Commercial Code financing statements and mortgages, required by law to be filed, registered or recorded to create the Liens intended to be created by the Security Agreements on the Collateral and perfect or record such Liens as valid Liens with priority set forth in the Security Agreements free of any other Liens except for Permitted Liens, shall have been filed, registered or recorded; and

(2) the Collateral Agent shall have received, with respect to each property required to be subject to a mortgage, counterparts of a mortgage duly executed and delivered by the record owner of such mortgaged property accompanied by an Opinion of Counsel to the Issuer as to the creation of the lien purportedly created by such mortgage and the enforceability thereof, as customarily given by Issuer’s counsel in the relevant jurisdiction, in form and substance customary for such jurisdiction.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income, profits or capital (including without limitation state, franchise and similar taxes) of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) to the extent deducted in calculating Consolidated Net Income, non-recurring expenses or charges of such Person and its Restricted Subsidiaries; any determination of whether an expense or charge is non-recurring shall be made by the Issuer’s chief financial officer (or person acting in a similar capacity)

pursuant to such officer’s good faith judgment, it being understood and agreed that Item 10(e) of Regulation S-K under the Securities Act shall not constitute a limitation on any such determination); plus

(5) depreciation, depletion, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated charges in any prior period where such accrual or reserve is no longer required, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, depletion and amortization and other non-cash expenses of, a Restricted Subsidiary of the Issuer that is not a Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Issuer only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained) and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders or members, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or any Person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders or members, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any non-cash compensation charges will be excluded;

(5) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

(6) any non-recurring fees, expense or charges related to any Public Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be incurred by the Indenture (in each case, whether or not successful), will be excluded to the extent that such fees, expenses and charges were deducted in computing Consolidated Net Income; and

(7) any non-cash gains or losses from the effect of mark-to-market hedging will be excluded until realized in cash (at which time they will be included).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security thereof,

(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such obligation against loss in respect thereof.

“Convertible Notes” means up to $100.0 million of the Issuer’s 4.00% Convertible Senior Notes due 2017 (or up to $115.0 million of the Issuer’s 4.00% Convertible Senior Notes due 2017 if the underwriters for the offering thereof exercise their over-allotment option in full),, which convertible notes are being offered concurrently with the Notes.

“Credit Agreement” means the third amended and restated credit agreement dated February 22, 2010 among the Issuer, the loan parties party thereto, the lenders party thereto, General Electric Capital Corporation, as administrative agent and as a collateral agent, UBS AG Stamford Branch, as a collateral agent and PNC Bank, National Association, as documentation agent, together with any related documents (including any security documents and guarantee agreements), as such agreement may be amended, restated, substituted, modified, supplemented, extended, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to investors) in whole or in part from time to time. “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or Indentures, in each case, with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, supplemented, extended, renewed, refunded, reinstated, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent company of the Issuer (other than Disqualified Stock) that is issued for cash (other than to the Issuer, a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.02(a)(iii)(B).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.02. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Excluded Contributions” means the net cash proceeds received by the Issuer after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as “Excluded Contributions” pursuant to an Officer’s Certificate executed by an Officer of the Issuer, the net cash proceeds of which are excluded from the calculation set forth in Section 4.02(a)(iii)(B).

“Excluded Property” means

(1) equity interests of any Guarantor if the pledge thereof would require the filing of financial statements under Rule 3-16 of Regulation S-X (which equity interests are automatically deemed to not be part of the Collateral but only to the extent necessary to not be subject to such requirement);

(2) Special Property other than any proceeds, substitutions thereof (unless such proceeds substitutions or replacements would constitute Special Property);

(3) the Issuer’s corporate office building located at 300 Corporate Centre Drive, Scott Depot, West Virginia;

(4) after-acquired real property of the Issuer or any Guarantor with a fair market value of less than $1.0 million; and

(5) after-acquired leased real property of the Issuer or any Guarantor that individually has an annual minimum royalty of less than $1.0 million and an annual production royalty of less than $1.0 million in the immediately preceding year.

“Fair Market Value” means the value that would reasonably be expected to be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (i) the principal financial officer of the Issuer for transactions less than $25.0 million and (ii) the Board of Directors of the Issuer for transactions valued at, or in excess of, $25.0 million.

“First Lien Agent” has the meaning assigned to such term in the Intercreditor Agreement.

“First-Priority Liens” means all Liens that secure the First-Priority Lien Obligations.

“First-Priority Lien Obligations” has the meaning assigned to such term in clause (1) under “Permitted Liens.”

“First-Priority Secured Parties” has the meaning assigned to such term in the Intercreditor Agreement.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such four-quarter period to the Fixed Charges of such Person for such four-quarter period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio, Asset Acquisitions, dispositions, mergers, consolidations and discontinued

operations (as determined in accordance with GAAP) , and any related financing transactions, that the specified Person or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated Fixed Charges and the change in Consolidated Cash Flow resulting therefrom) had occurred on the first day of the four-quarter reference period, including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the Issuer (regardless of whether these cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto). Any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period, and if, since the beginning of the four-quarter reference period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its other Restricted Subsidiaries since the beginning of such period shall have made any acquisition, Investment, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be adjusted giving pro forma effect thereto for such period as if such acquisition, Investment, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter reference period. Any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period. Interest on Indebtedness shall take into account any Hedging Obligations applicable to such Indebtedness; provided that Hedging Obligations with a remaining term of less than 12 months shall be taken into account for the number of months remaining. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a working capital or revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officer’s Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period (other than non-cash interest on any convertible or exchangeable Notes that exists by virtue of the bifurcation of the debt and equity components of such convertible or exchangeable Notes and the application FSP APB 14-1), whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments (subject to the exclusion in the parenthetical above), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all cash dividend payments or other distributions (and non-cash dividend payments or other distributions in the case of a Person that is a Restricted Subsidiary) on any series of Preferred Stock of such Person other than dividends on Equity Interests payable solely in Equity Investments of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Intercreditor Agreement” means the Intercreditor Agreement dated on or about the Issue Date among the Collateral Agent, the Administrative Agent, the Issuer and each other Guarantor named therein, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations;

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset as such date of determination and (y) the amount of such Indebtedness of such other Person; and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, “Indebtedness” shall not include (a) accrued expenses and trade payables; (b) Contingent Obligations incurred in the ordinary course of business; and (c) obligations in respect of reclamation and workers’ compensation (including black lung, pensions and retiree medical care) that are not overdue by more than 90 days. The amount of Indebtedness represented by Hedging Obligations shall be equal to (1) zero if such Hedging Obligation has been incurred pursuant to clause (8) of the definition of “Permitted Debt” or (2) the notional amount if incurred otherwise.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and of BBB- (or the equivalent) by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Issuer, the equivalent investment grade credit rating from any other Rating Agency).

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(3) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.02(c). The acquisition by the Issuer or any Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.02(c). Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the date on which the Notes are originally issued under the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, the interest of a lessor in any sale-leaseback transaction, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Marketable Securities” means, with respect to any Asset Sale, any readily marketable equity securities that are (i) traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market; and (ii) issued by a corporation having a total equity market capitalization of not less than $250.0 million; provided, that the excess of (A) the aggregate amount of securities of any one such corporation held by the Issuer and any Restricted Subsidiary over (B) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities, as determined on the date of the contract relating to such Asset Sale.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with

GAAP and before any reduction in respect of dividends on preferred interests, excluding, however, (a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (b) any extraordinary or non-recurring gain or loss, together with any related provision for taxes on such extraordinary or non-recurring gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a Note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any non-cash form), net of the direct costs relating to such Asset Sale and the sale of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and (except in the case of Collateral) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, including without limitation, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means the businesses of the Issuer and its Subsidiaries engaged in on the Issue Date and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension, expansion or development of, such businesses or ancillary thereto.

“Permitted Investments” means:

(1) any Investment in the Issuer or in a Guarantor;

(2) any Investment in cash, Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Issuer and a Guarantor; or

(b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer that is a Guarantor;

(4) any Investment acquired as consideration in an Asset Sale that was made pursuant to and in compliance with Section 4.07; provided that such Investments shall be pledged as Collateral to the extent that the assets disposed of were Collateral;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

(6) any Investments received (i) in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes; or (ii) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to officers, directors and employees made in the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(9) repurchases of the Notes;

(10) Investments in Unrestricted Subsidiaries and/or joint ventures having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $75.0 million, and (y) 10% of Total Tangible Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) Guarantees issued in accordance with Section 4.03 and Section 4.09;

(12) any Investment existing on the Issue Date and any Investment that replaces, refinances or refunds an existing Investment; provided, that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;

(13) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(14) lease deposits and other similar deposits in the ordinary course; and

(15) additional Investments by the Issuer or any Restricted Subsidiary having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding not to exceed the greater of (x) $75.0 million, and (y) 10% of Total Tangible Assets at the time of the Investment; provided, however, that if any Investment pursuant to this clause (15) is made in a Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (15) for so long as such Person continues to be a Restricted Subsidiary;

provided, however, that with respect to any Investment, the Issuer may, in its sole discretion, allocate all or any portion of any Investment to one or more of the above clauses (1) through (15) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” means:

(1) Liens on the Collateral (and, in the case of clause (b), on Excluded Property of the type referred to in clause (1) of the definition thereof) securing:

(a) the Notes (other than Additional Notes issued after the Issue Date), the Note Guarantees and other Obligations under the Indenture and in respect thereof and any obligations owing to the Trustee, the Collateral Agent or the Holders of the Notes under the Indenture or the Security Agreements; and

(b) (i) Indebtedness incurred under clause (i) of the definition of Permitted Debt (and all Obligations, in respect thereof), (ii) obligations under Hedging Obligations and treasury, depository or other cash management services entered into with agents or lenders under the Indebtedness referred to in clause (i) or their affiliates (whether or not such Persons remain agents or lenders (or affiliates thereof) after entry into such agreements or arrangements), which Liens incurred under this clause (b) may be on a first-lien priority basis compared to the Notes on terms as set forth in the Intercreditor Agreement (collectively, “First-Priority Lien Obligations”); and

(c) other Indebtedness permitted to be incurred under the Indenture (and all Obligations in respect thereof); provided that (i) on a pro forma basis, after giving effect to the incurrence thereof and the application of the proceeds therefrom, the Issuer’s Secured Leverage Ratio does not exceed 2.0 to 1 and (ii) the Liens securing such Indebtedness rank equal or junior in priority to the Liens on the Collateral securing the Notes and the Note Guarantees; and

(d) Permitted Refinancing Indebtedness in respect of Indebtedness referred to in clauses (a) and (c) above; provided that the Liens securing such Indebtedness rank equal or junior in priority to the Liens on the Collateral securing the Notes and the Note Guarantees;

(2) Liens in favor of the Issuer or any Guarantor;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Issuer or any Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Issuer or any Subsidiary of the Issuer; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens or deposits to secure the performance of statutory or regulatory obligations, or surety, appeal, indemnity or performance bonds, warranty and contractual requirements or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(7) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.03(b)(iv) covering only the assets acquired with or financed by such Indebtedness;

(8) Liens existing on the Issue Date (not otherwise constituting Permitted Liens);

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10) Liens incurred or deposits made in the ordinary course of business to secure payment of workers’ compensation or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(11) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, lessor’s, suppliers, banks, repairmen’s and mechanics’ Liens, and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, in each case, incurred in the ordinary course of business;

(12) contract mining agreements and leases or subleases granted to others that do not materially with the ordinary conduct of business of the Issuer or any of its Restricted Subsidiaries;

(13) easements, rights of way, zoning and similar restrictions, reservations (including severances, leases or reservations of oil, gas, coal, minerals or water rights), restrictions or encumbrances in respect of real property or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially impair their use in the operation of the business of the Issuer and its Subsidiaries;

(14) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture (other than Indebtedness secured pursuant to clause (l) above); provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(15) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases or subleases entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(16) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(17) Liens securing Indebtedness or other obligations incurred in the ordinary course of business of the Issuer or any Subsidiary of the Issuer with respect to obligations that do not exceed the greater of $50.0 million and (y) 7% of Total Tangible Assets at any time outstanding;

(18) licenses of intellectual property in the ordinary course of business;

(19) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(20) leases and subleases of equipment and real property which do not materially interfere with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries;

(21) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course to clients of which such equipment is located;

(22) Liens securing insurance premium financing arrangements, provided that such Lien is limited to the applicable insurance contracts;

(23) covenants restricting or prohibiting access to or from real property abutting on controlled access highways, which covenants do not adversely impair in any material respect the use of the real property concerned in the operation of the business conducted on such real property; and

(24) any option, contract or other agreement to sell an asset; provided such sale is not otherwise prohibited under the Indenture.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, supplement, extend, substitute, defease or discharge other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus any premium required to be paid on the Indebtedness being so renewed, refunded, replaced, defeased or discharged, plus the amount of all fees and expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, supplemented, extended, substituted, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Permitted Refinancing Indebtedness shall not include Indebtedness of a non-Guarantor Restricted Subsidiary that refinances Indebtedness of the Issuer or a Guarantor or Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Public Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of the Issuer pursuant to (x) a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Issuer), or (y) a private issuance exempt from registration under the Securities Act.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available for reasons outside the Issuer’s control, a nationally recognized statistical rating organization or organizations, within the meaning of Rule l5c3-1 (c)(2)(vi)(F) under the Exchange Act, selected by the Issuer as a replacement agency or agencies for S&P or Moody’s, or both, as the case may be.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of that Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services and its successors and assigns.

“Second-Priority Lien” means all Liens that secure the Second-Priority Lien Obligations.

“Second-Priority Lien Obligations” has the meaning assigned to such term in the Intercreditor Agreement.

“Second-Priority Secured Party” has the meaning assigned to such term in the Intercreditor Agreement.

“Secured Debt” means any Indebtedness secured by Liens on any asset of the Issuer or any of its Restricted Subsidiaries.

“Secured Leverage Ratio” means, on any date (the “transaction date”), the ratio of (x) Secured Debt of the Issuer and its Restricted Subsidiaries to (y) the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which publicly filed financial statements are available (the “reference period”).

The foregoing calculation shall be made on a pro forma basis using the adjustments set forth in the definition of Fixed Charge Coverage Ratio, and any Indebtedness, Disqualified Stock or Preferred Stock to be repaid or redeemed on the transaction date will be excluded.

“Security Agreements” means (i) the Intercreditor Agreement and (ii) the security documents granting a security interest in any assets of any Person to secure the Obligations under the Notes and the Note Guarantees as each may be amended, restated, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means any direct or indirect Subsidiary of the Issuer that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Special Equity Interests” means, with respect to each land company, all of the Issuer’s or the applicable Guarantor’s (the “Pledgor”) right title and interest in all membership interests of its Land Company, together with all rights, privileges, authority and powers of such Pledgor in and to such land company or under any organizational document of such land company, and the certificates, instruments and agreements representing such membership interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such membership interests; provided, however, that such property shall constitute “Special Equity Interests” only to the extent and for so long as any lease or other agreement to which such land company is a party validly prohibits or invalidates, directly or indirectly, the creation, attachment, perfection or enforcement of a Lien on such property in favor of a Collateral Agent or provides that the creation, attachment or perfection of such Lien gives rise to a default, breach, termination, right of termination or other remedy thereunder, and, upon the termination of such prohibition or invalidating provision, such property shall cease to constitute “Special Equity Interests.”

“Special Property” means:

(a) any permit, lease, sublease, contract, license, sublicense or other general intangible, in each case pertaining to real or personal property, held by any of the Issuer or a Guarantor that validly prohibits the creation by the Issuer or such Guarantor of a Lien thereon (for the avoidance of doubt, “Special Property” shall not include goods, inventory, as-extracted collateral or to the extent not otherwise as-extracted collateral, all coal and other minerals severed or extracted from the ground of the Issuer or any Guarantor (including all severed or extracted coal purchased, acquired or obtained from other persons), and all accounts, general intangibles and products and proceeds thereof or related thereto, regardless of whether any such coal or other minerals are in raw form or processed for sale and regardless of whether or not the Issuer or any Guarantor had an interest in the coal or other minerals before extraction or severance);

(b) any permit, lease, sublease, contract, license, sublicense or other general intangible, in each case pertaining to real or personal property, held by the Issuer or any Guarantor to the extent that any requirement of law applicable thereto prohibits the creation of a Lien thereon (for the avoidance of doubt, “Special Property” shall not include goods, inventory, as-extracted collateral or to the extent not otherwise as-extracted collateral, all coal and other minerals severed or extracted from the ground of the Issuer or any Guarantor (including all severed or extracted coal purchased, acquired or obtained from other persons), and all accounts, general intangibles and products and proceeds thereof or related thereto, regardless of whether any such coal or other minerals are in raw form or processed for sale and regardless of whether or not the Issuer or any Guarantor had an interest in the coal or other minerals before extraction or severance) ;

(c) equipment owned by the Issuer or any Guarantor on the Issue Date or thereafter acquired that is subject to a Lien securing a purchase money obligation or capital lease obligation permitted to be incurred pursuant to the provisions of the Indenture if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or capital lease obligation) validly prohibits the creation of any other Lien on such equipment;

provided, however, that in each case described in clauses (a), (b) and (c) of this above, such property shall constitute “Special Property” only to the extent and for so long as such permit, lease, sublease, contract, license, sublicense or other general intangible, in each case pertaining to real or personal property, or requirement of law applicable thereto validly prohibits the creation of a Lien on such property in favor of a Collateral Agent and, upon the termination of such prohibition (howsoever occurring), such property shall cease to constitute “Special Property.” For the avoidance of doubt, no permit, lease, sublease, contract, license, sublicense or other general intangible, in each case pertaining to real or personal property (or any right under any of the foregoing), shall constitute Special Property to the extent that any such prohibition or requirement of law would be ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code in any applicable jurisdiction or under any other applicable law or principle of equity to (x) impair the creation, attachment or perfection of the security interest of a Collateral Agent in any such permit, lease, sublease, contract, license, sublicense or other general intangible, in each case pertaining to real or personal property (or in any right under any of the foregoing) and (y) provide that the creation, attachment or perfection of the Lien may give rise to a default, breach, right of recoupment, claim, defense, termination, right of termination or remedy under such permit, lease, sublease, contract, license, sublicense or other general intangible, in each case pertaining to real or personal property (or in any right under any of the foregoing).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Total Tangible Assets” means as of any date of determination, the total amount of assets (less accumulated depreciation, depletion and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) appearing on the most recent quarter-end publicly filed consolidated balance sheet of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after deducting therefrom, to the extent otherwise included, the amounts of:

(1) the book value of minority interests in consolidated Subsidiaries held by Persons other than the Issuer or a Restricted Subsidiary of the Issuer as of the date of such balance sheet;

(2) unamortized debt discount and expenses and other unamortized deferred financing charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization expenses and other intangible items owned by the Issuer or any of its Restricted Subsidiaries as of the date of such balance sheet;

(3) treasury stock of the Issuer as of the date of such balance sheet; and

(4) Investments held by the Issuer or any of its Restricted Subsidiaries in, and assets of, Unrestricted Subsidiaries of the Issuer as of the date of such balance sheet.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to April 1, 2014; provided, however, that if the period from the redemption date to April 1, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter incur any indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries (other than guarantees of performance of the Unrestricted Subsidiary in the ordinary course of business, excluding Guarantees of Indebtedness for borrowed money); provided further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 4.02.

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)(1) the Issuer could incur $1.00 of additional indebtedness pursuant to the Fixed Charge Coverage Ratio test described under Section 4.03 or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Domestic Subsidiary” of any specified Person means a Domestic Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Domestic Subsidiaries of such Person.

ARTICLE 3

REDEMPTION

Section 3.01. Notices to Trustee. (a) If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.03 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1) the clause of the Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Section 3.02. Selection of Notes to be Redeemed or Purchased. (a) If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis.

No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.03. Optional Redemption. (a) At any time and from time to time prior to April 1, 2013, the Issuer may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes issued after the Issue Date) at a redemption price of 109.125% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes issued under the Indenture (excluding Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such Public Equity Offering.

(b) Except pursuant to Section 3.03(a) or Section 3.03(d), the Notes will not be redeemable at the Issuer’s option prior to April 1, 2014; provided, however, the Issuer may acquire the Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as such acquisition does not violate the terms of the Indenture.

(c) At any time and from time to time, on or after April 1, 2014, the Issuer may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2014	104.563%
2015	102.281%
2016 and thereafter	100.000%

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(d) At any time and from time to time prior to April 1, 2014, the Issuer may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(e) Any redemption pursuant to this Section 3.03 shall be made pursuant to the provisions of Sections 3.01 and 3.02 hereof and pursuant to Section 3.03 through 3.06 of the Base Indenture.

Section 3.04. Mandatory Redemption. The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.05. Offer to Purchase by Application of Excess Proceeds. (a) In the event that, pursuant to Section 4.07 hereof, the Issuer is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), the Issuer will follow the procedures specified in this Section 3.05. The Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

(b) If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any,

will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(c) Upon the commencement of an Asset Sale Offer, the Issuer will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(i) that the Asset Sale Offer is being made pursuant to this Section 3.05 and Section 4.07 hereof and the length of time the Asset Sale Offer will remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment will continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(vi) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii) that Holders will be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(viii) that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the Offer

Amount, the Issuer will select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess of $2,000 will be purchased); and

(ix) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

(d) On or before the Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.05. The Issuer, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon written request from the Issuer, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Asset Sale Offer on the Purchase Date.

(e) Other than as specifically provided in this Section 3.05, any purchase pursuant to Section 3.05 shall be made pursuant to the provisions of Sections 3.01 and 3.02 hereof and pursuant to Sections 3.03 through 3.06 of the Base Indenture.

ARTICLE 4

COVENANTS

Section 4.01. Maintenance of Office or Agency. (a) The Issuer will maintain in the United States of America, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and the Indenture may be served. The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.

If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b) The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuer of its obligation to maintain an office or agency in the United States of America for such purposes. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.04 of the Base Indenture.

Section 4.02. Restricted Payments. (a) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer and other than dividends or distributions payable to the Issuer or a Restricted Subsidiary of the Issuer);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuer or any Guarantor (other than the Issuer’s 10.25% Senior Notes due July 15, 2014 and the Issuer’s 9.00% Convertible Senior Notes due 2012) that is unsecured or contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except a payment of interest at the Stated Maturity thereof or a payment of principal at or within one year of the Stated Maturity thereof; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(i) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(ii) the Issuer would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (ix), (x), (xi), (xiii) and (xiv) of Section 4.02(b)), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which publicly filed financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net proceeds, including cash and the Fair Market Value of property other than cash, received by the Issuer since the Issue Date (x) as a contribution to its common equity capital or (y) from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock, Designated Preferred Stock and Excluded Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer); plus

(C) the return, after the Issue Date, on any other Restricted Investment made after the Issue Date pursuant to this clause (3) as a result of any sale for cash, Cash Equivalents or Marketable Securities, any repayment, redemption, liquidating distribution or any other realization for cash, Cash Equivalents or Marketable Securities, to the extent not otherwise included in the Consolidated Net Income of the Issuer for such period; plus

(D) to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date or has been merged into, consolidated or amalgamated with or into, or transfers or conveys its assets to, the Issuer or a Restricted Subsidiary of the Issuer, 100% of the Fair Market Value of the Issuer’s Investment in such Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable); plus

(E) 100% of any dividends or distributions received by the Issuer or a Restricted Subsidiary of the Issuer after the Issue Date from an Unrestricted Subsidiary of the Issuer, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Issuer for such period.

(b) The preceding provisions will not prohibit:

(i) the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the Indenture;

(ii) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.02(a)(iii)(B);

(iii) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Restricted Subsidiary that is unsecured or contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(iv) the declaration or payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis;

(v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any current or former officer, director or employee (and their respective permitted transferees under the applicable benefit plan, if any, under which such Equity Interests were issued) of the Issuer or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided further, that the amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition, or dividend or distribution will not increase the amount available for Restricted Payments under clause (iii) of Section 4.02(a)); plus

(B) the cash proceeds of key man life insurance policies received by the Issuer (to the extent contributed to the Issuer) and its Restricted Subsidiaries after the Issue Date;

(vi) repurchases of Equity Interests deemed to occur upon (a) the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options; or (b) the withholding of a portion of the Equity Interests granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award;

(vii) the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described in Section 4.03;

(viii) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent company of the Issuer, the proceeds or which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of the Issuer issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which publicly filed financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer could incur an additional $1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio, and (B) the aggregate amount of dividends declared and paid pursuant to this clause (viii) does not exceed the net cash proceeds actually received by the Issuer (including any such proceeds contributed to the Issuer by any direct or indirect parent company of the Issuer) from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; provided further that at the time of, and after giving effect to, any Restricted Payment permitted under this clause (viii), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ix) Investments that are made with Excluded Contributions;

(x) the satisfaction of change of control obligations once the Issuer has fulfilled its obligations under the Indenture with respect to a Change of Control;

(xi) the repayment of intercompany debt that was permitted to be incurred under the Indenture;

(xii) so long as no Default or Event of Default has occurred and is continuing, the payment of consulting, monitoring and advisory fees and related expenses, under the Advisory Services Agreement, or any amendment thereto, not to exceed $5.0 million in the aggregate for any fiscal year; provided, however, that, during the occurrence and continuation of a Default or an Event of Default, the amount of any payment that would have otherwise been permitted under this clause (xii) will continue to accrue and the amount of any such accrual will be payable upon the cure or waiver of such Default or Event of Default;

(xiii) cash payments in lieu of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable into capital stock of the Issuer; and

(xiv) other Restricted Payments in an aggregate amount not to exceed $25.0 million since the Issue Date (net of, with respect to any Restricted Payment that constitutes a Restricted Investment in any particular Person, the return thereon received after the Issue Date as a result of any sale for cash or Cash Equivalents, repayment, redemption, liquidating distribution or other realization for cash or Cash Equivalents, not to exceed the amount of Restricted Investments made after the Issue Date in such Person in reliance on this clause).

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Section 4.03. Incurrence of Indebtedness and Issuance of Preferred Stock. (a) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) or any Disqualified Stock, and the Issuer will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any shares of Preferred Stock; provided, however, that the Issuer and the Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which publicly filed financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The provisions of Section 4.03(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness and letters of credit and bankers’ acceptances thereunder under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (i) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $250.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Issuer or any of its Restricted Subsidiaries since the Issue Date to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to Section 4.07 and (y) the Borrowing Base;

(ii) the incurrence by the Issuer and its Restricted Subsidiaries of Indebtedness to the extent outstanding on the Issue Date and any Indebtedness represented by the Convertible Notes and the related guarantees;

(iii) the incurrence by the Issuer and the Guarantors (including any future Guarantor) of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the Issue Date;

(iv) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, industrial revenue bonds or purchase money obligations, synthetic lease obligations, or the Attributable Debt with respect to sale and leaseback transactions, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property (real or personal and including Capital Stock), plant or equipment used in the business of the Issuer or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount, not to exceed at any time outstanding the greater of (x) $100.0 million and (y) 12.5% of Total Tangible Assets;

(v) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted under Section 4.03(a) or clauses (ii), (iii), (iv), (v), (xii) or (xiv) of this Section 4.03(b);

(vi) the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

(A) if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer, and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii) the issuance by any of the Issuer’s Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer, and

(B) any sale or other transfer of any such Preferred Stock to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer,

will be deemed, in each case at the time of such issuance, sale or transfer, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (vii);

(viii) the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(ix) the guarantee by the Issuer or any of the Restricted Subsidiaries of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of Section 4.03; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(x) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances, performance, surety or similar bonds and letters of credit or completion or performance guarantees (including without limitation, performance guarantees pursuant to coal supply agreements or equipment leases), or other similar obligations in the ordinary course of business;

(xi) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

(xii) Indebtedness or Disqualified Stock of Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that such Indebtedness or Disqualified Stock is not incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, however, that, for any such indebtedness outstanding under this clause (xii), after giving effect to such acquisition and the incurrence of such Indebtedness, the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a);

(xiii) the incurrence of Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary in accordance with the terms of the Indenture, other than Guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; and

(xiv) the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness, the issuance of Disqualified Stock by the Issuer or any of such Restricted Subsidiaries or the issuance of Preferred Stock by any of Restricted Subsidiaries of the Issuer that are not Guarantors in an aggregate principal amount (or accreted value, as applicable) or having an aggregate liquidation preference at any time outstanding not to exceed $50.0 million (it being understood that any Indebtedness or Disqualified Stock incurred or issued pursuant to this clause (xiv) shall cease to be deemed incurred or outstanding for purposes of Section 4.03 from and after the date on which the Issuer or the Restricted Subsidiary, as the case may be, could have incurred such Indebtedness or issued such Disqualified Stock, as the case may be, under Section 4.03 without reliance upon this clause (xiv).

(c) The Issuer will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

(d) For purposes of determining compliance with this Section 4.03, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiv) of Section 4.03(b), or is entitled to be incurred pursuant to Section 4.03(a), the Issuer will be permitted to divide and classify such item of Indebtedness on the date of its incurrence and may later divide and reclassify such item of Indebtedness in any manner that complies with this Section 4.03; provided that Indebtedness under the Credit Agreement outstanding on the Issue Date shall at all times be deemed to be incurred under Section 4.03(b)(i) above. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.03; provided, in each such case, that the amount of any such accrual, accretion, amortization, payment or reclassification is included in Fixed Charges of the Issuer as accrued. Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this Section 4.03 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e) The amount of any Indebtedness outstanding as of any date will be:

(i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

Section 4.04. Liens. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired.

Section 4.05. Dividend and Other Payment Restrictions Affecting Subsidiaries. (a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(iii) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.05(a) will not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements governing Indebtedness outstanding on the Issue Date, the Credit Agreement and Credit Facilities as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrances or restrictions than those contained in those agreements on the Issue Date;

(ii) the Indenture, the Notes and the Note Guarantees;

(iii) applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(v) non-assignment provisions or subletting restrictions in contracts, leases and licenses entered into in the ordinary course of business;

(vi) purchase money obligations for property (including Capital Stock) acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (iii) of Section 4.05(a);

(vii) any agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending closing of such sale or other disposition;

(viii) Permitted Refinancing Indebtedness; provided that the encumbrances or restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix) Liens permitted to be incurred under Section 4.04 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(x) provisions limiting the disposition (including by sale, lease or other transfer) or distribution of assets or property or transfer of Capital Stock in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, limited liability company organizational documents, and other similar agreements entered into with the approval of the Issuer’s Board of Directors, which limitation is applicable only to the assets, property or Capital Stock that are the subject of such agreements;

(xi) restrictions on cash, Cash Equivalents, Marketable Securities or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(xii) other Indebtedness of Restricted Subsidiaries that are Guarantors that is incurred subsequent to the Issue Date pursuant to Section 4.04;

(xiii) encumbrances or restrictions on property that exist at the time the property was acquired by the Issuer or a Restricted Subsidiary;

(xiv) contractual encumbrances or restrictions in effect on the Issue Date, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrances or restrictions than those contained in those agreements on the Issue Date; or

(xv) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to above in clauses (i) through (xiv); provided that such amendments or refinancings are not materially more restrictive, taken as a whole, than such encumbrances or restrictions prior to such amendment or refinancing.

Section 4.06. Transactions with Affiliates. (a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of the Issuer (each, an “Affiliate Transaction”), unless:

(i) the Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have reasonably been expected to have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions (a) involving aggregate consideration in excess of $10.0 million, the Board of Directors approves by way of resolution set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.06 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Issuer; and (b) involving aggregate consideration in excess of $50.0 million, the Issuer obtains an opinion as to the fairness to the Issuer or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to Section 4.06(a):

(i) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(ii) transactions (including a merger) between or among the Issuer and/or any of its Restricted Subsidiaries;

(iii) transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv) payment of reasonable fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any of its Restricted Subsidiaries;

(v) any issuance of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer or to any director, officer, employee or consultant of the Issuer, and the granting and performance of registration rights;

(vi) Restricted Payments and Investments that do not violate Section 4.02;

(vii) so long as no Default or Event of Default has occurred and is continuing, the payment of consulting, monitoring and advisory fees and related expenses under the Advisory Services Agreement or any amendment thereto not to exceed $5.0 million in the aggregate for any fiscal year; provided, however, that, during the occurrence and continuation of a Default or an Event of Default, the amount of any payments that would have otherwise been permitted under this clause (vii) will continue to accrue and the amount of any such accrual will be payable upon the cure or waiver of such Default or Event of Default;

(viii) loans or advances to employees or consultants in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding;

(ix) any transaction in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (i) of Section 4.06(a);

(x) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any acquisition agreements or members’ or stockholders agreement or related documents to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (x) to the extent that the terms of any such existing agreement, together with all amendments thereto, taken as a whole, or such new agreement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date;

(xi) transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are, in the aggregate (taking into account all the costs and benefits associate with such transactions), materially no less favorable to the Issuer or its Restricted Subsidiaries than those that would reasonably be expected to have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person, in the reasonable determination of the Board of Directors of the Issuer or senior management thereof, or are on terms at least as favorable as would reasonably be expected to have been obtained at such time from an unaffiliated party;

(xii) (x) guarantees of performance by the Issuer and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for Guarantees of Indebtedness in respect of borrowed money, and (y) pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries; and

(xiii) if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Issuer or any Restricted Subsidiary where such Person is treated no more favorably than the other holders of such Indebtedness or Capital Stock of the Issuer or any Restricted Subsidiary.

Section 4.07. Asset Sales. (a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii) at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Marketable Securities.

(b) For purposes of clause (ii) of Section 4.07(a), each of the following will be deemed to be cash:

(i) any liabilities of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets and as a result of which, the Issuer or such Restricted Subsidiary is released from further liability;

(ii) any securities, Notes, other obligations or assets received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash, Cash Equivalents or Marketable Securities within 180 days of the receipt thereof, to the extent of the cash, Cash Equivalents or Marketable Securities received in that conversion;

(iii) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale; provided that the aggregate Fair Market Value of such Designated Non-cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-cash Consideration received pursuant to this clause (c) less the amount of Net Proceeds previously realized in cash from prior Designated Non-cash Consideration is less than the greater of (x) 2% of Total Tangible Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), and (y) $15.0 million; and

(iv) any Capital Stock or assets of the kind referred to in clauses (ii) or (iv) of Section 4.07(c).

(c) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may:

(i) apply such Net Proceeds, at its option:

(A) to repay (x) First-Priority Lien Obligations of the Issuer or a Guarantor, (y) other pari passu Indebtedness secured by a Lien on the Collateral of the same or senior priority as the Liens securing the Notes (provided that the Issuer shall also offer to equally and ratably reduce Indebtedness under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the pro rata principal amount of Notes), and/or (z) if the assets disposed of were not Collateral, any Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case, other than Indebtedness owed to the Issuer or an Affiliate of the Issuer (and in the case of Indebtedness under a revolving credit facility, permanently reduce the commitment thereunder by such amount);

(B) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business; provided that in the case of any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Issuer;

(C) to make a capital expenditure; and/or

(D) to acquire inventory consisting of raw coal and other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

provided that, in the case of clauses (B), (C) and (D), such assets shall be pledged as Collateral to the extent the assets disposed of were Collateral; and/or

(ii) enter into a binding commitment to apply the Net Proceeds pursuant to clause (i)(B), (C) and (D), provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365-day period.

In addition to the foregoing, any acquisition of the type described in clause (i)(A), (B) or (D) and/or any capital expenditure, in each case made within 180 days prior to an Asset Sale, shall be deemed to satisfy this Section 4.07(c) with respect to the application of the Net Proceeds from such Asset Sale.

(d) Pending the final application of any Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

(e) Any Net Proceeds from Asset Sales that are not applied or invested as provided in this Section 4.07 will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, within 15 Business Days thereof, the Issuer will make an Asset Sale Offer, to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets and secured by Liens on the Collateral sold of the same or senior priority as the Liens securing the Notes, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(f) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Section 4.08. Business Activities. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

Section 4.09. Additional Note Guarantees. If the Issuer or any of its Restricted Subsidiaries acquires or creates another Wholly-Owned Domestic Subsidiary after the Issue Date or a Domestic Subsidiary guarantees any other Indebtedness of the Issuer, then that newly acquired or created Wholly-Owned Domestic Subsidiary, or the Domestic Subsidiary guaranteeing such other Indebtedness, will become a Guarantor and execute a supplemental Indenture in the form set forth in Exhibit B to the Base Indenture and deliver an opinion of counsel satisfactory to the Trustee within 20 business days of the date on which it was acquired or created and pledge its assets to the extent constituting Collateral pursuant to Article 12 and the Security Agreements.

Section 4.10. Designation of Restricted and Unrestricted Subsidiaries. (a) The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.02 or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

(b) Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.02. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.03, the Issuer will be in default of such covenant. The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.03, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Section 4.11. Payments for Consent. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.12. Reports. (a) This Section 4.12 shall replace the provisions contained in Section 4.02 of the Base Indenture in its entirety and the references to Section 4.02 in the Base Indenture shall refer to this Section 4.12.

(b) Whether or not required by the rules and regulations of the SEC, so long as any of the Notes are outstanding, the Issuer shall file with the SEC within the time periods specified in the rules and regulations applicable to such reports (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), to the extent such submissions are accepted for filing by the SEC:

(i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q if the Issuer were required to file such forms; and

(ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports.

(c) All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Issuer’s consolidated financial statements by the Issuer’s independent accountants.

(d) If such filings with the SEC are not then permitted or accepted by the SEC, or such filings are not generally available on the Internet free of charge, the Issuer will, without charge to the holders, within 15 days of each required filing date, file with the Trustee copies of the annual reports, quarterly reports and other periodic reports that the Issuer would be required to file with the SEC if the Issuer were subject to Section 13(a) or 15(d).

(e) If, at any time after the issuance of the Notes, the Issuer is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuer will nevertheless continue filing the reports specified in this Section 4.12 with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Issuer will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Issuer’s filings for any reason, the Issuer will post the reports referred to in this Section 4.12 on its website within the time periods that would apply if the Issuer was required to file those reports with the SEC.

Section 4.13. Offer to Repurchase Upon Change of Control. (a) Upon the occurrence of a Change of Control, the Issuer will make an offer (a “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess of $2,000) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(i) that the Change of Control Offer is being made pursuant to this Section 4.13 and that all Notes tendered will be accepted for payment;

(ii) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(iii) that any Note not tendered will continue to accrue interest;

(iv) that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased; and

(vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount and in integral multiples of $1,000 in excess of $2,000.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.05 or this Section 4.13, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.05 or this Section 4.13 by virtue of such compliance.

(b) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 and in integral multiples of $1,000 in excess of $2,000. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) Notwithstanding anything to the contrary in this Section 4.13, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.13 and Section 3.05 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.03, unless and until there is a default in payment of the applicable redemption price.

Section 4.14. Further Assurances; Collateral Inspections. (a) The Issuer and each of the Guarantors will make, execute, endorse, acknowledge, file, record, register and/or deliver such agreements, documents, instruments, and further assurances (including, without limitation, Uniform Commercial Code financing statements, mortgages, deeds of trust, vouchers, invoices, schedules, confirmatory assignments, conveyances, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements and control agreements), and take such other actions, as may be required under applicable law or as the Trustee or the Collateral Agent may deem reasonably appropriate or advisable to cause the Collateral Requirement to be and remain satisfied and otherwise to create, perfect, preserve or protect the security interest in the Collateral of the secured parties under the Security Agreements, all at the Issuer’s expense.

(b) Upon written request of the Trustee or the Collateral Agent at any time after an Event of Default has occurred and is continuing, the Issuer will, and will cause the Guarantors to, subject to such party entering into a reasonable and customary confidentiality agreement with the Issuer and the Company, permit the Trustee or the Collateral Agent or any advisor, auditor, consultant, attorney or representative acting for the Trustee or the Collateral Agent, upon reasonable notice to the Issuer and during normal business hours, to visit and inspect any of the property of the Issuer and each Guarantor, to review, make extracts from and copy the books and records of the Issuer and the Guarantors relating to any such property, and to discuss any matter pertaining to any such property with the officers and employees of the Issuer and the Guarantors.

Section 4.15. Maintenance of Properties and Insurance. (a) The Issuer will cause all properties used or useful in the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in good condition, repair and working order as in the judgment of the Issuer may be necessary so that the business of the Issuer and its Restricted Subsidiaries may be properly and advantageously conducted at all times; provided that nothing in this Section 4.15 prevents the Issuer or any Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Issuer, desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole.

(b) The Issuer will provide or cause to be provided, for itself and its Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties, including, but not limited to, products liability insurance and public liability insurance, with reputable insurers, in such amounts, with such deductibles and by such methods as are customary for corporations similarly situated in the industry in which the Issuer and its Restricted Subsidiaries are then conducting business.

Section 4.16. Compliance with Laws. The Issuer will pay or discharge, and cause each of its Subsidiaries to pay or discharge before the same become delinquent all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Issuer or any Subsidiary, other than any such claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

Section 4.17. Suspension of Covenants When Notes Rated Investment Grade. If on any date following the Issue Date: (1) the Notes are assigned an Investment Grade Rating from both of the Rating Agencies; and (2) no Default or Event of Default shall have occurred and be continuing, then, beginning on that day (a “Covenant Suspension Date”), the covenants contained in Sections 4.02, 4.03, 4.05, 4.06, 4.07, 4.08 and 4.10 and clause (iv) of Section 5.02(a) (collectively, the “Suspended Covenants”) will be suspended for so long as the Notes continue to be assigned an Investment Grade Rating by both of the Rating Agencies. As of a Covenant Suspension Date, the amount of Excess Proceeds from Net Proceeds shall be reset at zero. In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Covenant Suspension Date and the Reversion Date is referred to herein as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period), On the Reversion Date, all Indebtedness incurred, or Preferred Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (ii) of

Section 4.03(b). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.02 will be made as though the covenant described under Section 4.02 had been in effect since the Issue Date and during the Suspension Period.

Section 4.18. Applicability of Covenants Contained in the Base Indenture. Except for Sections 4.02 and 4.07 of the Base Indenture (which are deleted in their entirety and replaced with Sections 4.14 and 4.11 hereof with respect to the Notes, respectively), each of the agreements and covenants of the Issuer contained in Article Four of the Base Indenture shall apply to the Notes.

ARTICLE 5

MERGERS, CONSOLIDATIONS AND SALES OF ASSETS

Section 5.01. Mergers, Consolidations and Sales of Assets. This Article 5 shall replace the provisions contained in Article 5 of the Base Indenture in its entirety and the references to Article 5 in the Base Indenture shall refer to this Article 5.

Section 5.02. Limitations on Mergers, Consolidations and Sales of Assets. (a) The Issuer will not, directly or indirectly: (i) consolidate or merge with or into another Person; or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i) either: (A) the Issuer is the surviving entity; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Issuer under the Notes, the Indenture and the Security Agreements pursuant to agreements reasonably satisfactory to the Trustee;

(iii) immediately after such transaction, no Default or Event of Default exists; and

(iv) the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the Section 4.03(a) or (b) the Fixed Charge Coverage Ratio for the successor entity and its Restricted Subsidiaries would not be less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction.

(b) In addition, the Issuer will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(c) Clauses (iii) and (iv) of this Section 5.02(a) will not apply to:

(i) a merger of the Issuer with an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction; or

(ii) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and the Guarantors.

Section 5.03. Successor Corporation Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer and the Guarantors, taken as a whole, in a transaction that is subject to, and that complies with the provisions of, Section 5.02 hereof, the successor Person formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, conveyance, lease or other disposition, the provisions of the Indenture referring to the “Issuer” shall refer instead to the successor Person and not to the Issuer), and may exercise every right and power of the Issuer under the Indenture with the same effect as if such successor Person had been named as the Issuer herein; provided, however, that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and premium, if any, and interest on the Notes in the case of such sale, assignment, transfer, conveyance, lease or other disposition.

ARTICLE 6

REMEDIES

Section 6.01. Events of Default. Section 6.01 of the Base Indenture is replaced with the following text with respect to the Notes: “Section 6.01. Events of Default. (a) Each of the following is an “Event of Default”:

(i) default for 30 days in the payment when due of interest with respect to the Notes;

(ii) default in the payment when due (at Maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(iii) failure by the Issuer or any of its Restricted Subsidiaries to comply with Section 4.13 or Article 5;

(iv) failure by the Issuer or any of its Restricted Subsidiaries to comply with any of the other agreements in the Indenture after the Trustee notifies the Issuer, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class notify the Issuer and the Trustee, of such default, and the Issuer does not cure such default or such default is not waived within 60 days after the receipt of such notice;

(v) default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Significant Subsidiaries or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date (but excluding Indebtedness owing to the Issuer or a Restricted Subsidiary), if that default:

(A) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness following the Stated Maturity of such Indebtedness (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(vi) failure by the Issuer or any of its Significant Subsidiaries, or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary, to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

(vii) except as permitted by the Indenture, any Note Guarantee of any Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture), or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee and such Default continues for 10 days;

(viii) the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a Custodian of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) generally is not paying its debts as they become due;

(ix) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a Custodian of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; and

(x) (a) the Liens created by the Security Agreements shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required by the Indenture or the Security Agreements) other than (i) in accordance with the terms of the relevant Security Agreement and the Indenture or (ii) upon the satisfaction in full of all Obligations under the Indenture or the release or amendment of any such Lien in accordance with the terms of the Indenture or the Security Agreements, (b) any of the Security Agreements shall for whatever reason be terminated or cease to be in full force and effect, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of the Indenture and the relevant Security Agreement, if in the case of either clause (a) or clause (b), such default continues for 30 days after notice, or (c) the enforceability of the Security Agreements shall be contested by the Issuer or any Guarantor.”

Section 6.02. Remedies. Section 6.02 of the Base Indenture is replaced with the following text with respect to the Notes: “Section 6.02. Remedies. (a) In the case of an Event of Default with respect to the Notes at the time outstanding specified in clause (viii) or (ix) of Section 6.01 hereof with respect to the Issuer all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default with respect to the Notes at the time outstanding occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all of the Notes to be due and payable immediately.

(b) Upon any such declaration, the Notes shall become due and payable immediately.

(c) The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders of the Notes, rescind any declaration or acceleration and its consequences (other than with respect to an Event of Default specified in clauses (viii) or (ix) of Section 6.01 hereof relating to the Issuer), if the rescission would not conflict with any judgment or decree and if all existing Events of Default with respect to the Notes (except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration) have been cured or waived.”

ARTICLE 7

NOTE GUARANTEES

Section 7.01. Unconditional Guarantees. (a) Each of the Guarantors hereby Guarantee the Notes in accordance with the provisions of Article Ten of the Base Indenture.

(b) Each Guarantor, by execution hereof, agrees to be bound by the Base Indenture, as supplemented by this Supplemental Indenture, with respect to the Notes as if such Guarantor was a party to both the Base Indenture and this Supplemental Indenture.

(c) In the event that the Issuer or any of its Restricted Subsidiaries creates or acquires any Domestic Subsidiary after the date of the Indenture, if required by Section 4.09 the Issuer will cause such Domestic Subsidiary to comply with the provisions of Section 4.09 hereof and Article 10 of the Base Indenture and this Article 7, to the extent applicable.

Section 7.02. Guarantors May Consolidate, Etc., on Certain Terms. Section 10.02 of the Base Indenture is replaced with the following text with respect to the Notes: “Section 10.02. Guarantors May Consolidate, Etc., on Certain Terms. Except as otherwise provided in this Section 7.02, no Guarantor may (i) consolidate or merge with or into another Person; or (ii) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; in each case other than the Issuer or another Guarantor, unless:

(a) (x) the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made unconditionally assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the Security Agreements pursuant to a supplemental Indenture (or other joinder agreement) in form and substance reasonably satisfactory to the Trustee or (y) such transaction will result in a release of the Note Guarantee as described below; and

(b) immediately after giving effect to such transaction, no Default or Event of Default exists.”

Section 7.03. Release of a Guarantor. Section 10.05 of the Base Indenture is replaced with the following text with respect to the Notes: “Section 10.05. Release of a Guarantor. (a) The Note Guarantee of a Guarantor will be released:

(i) in the event of any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate Section 4.07;

(ii) in the event of any sale or other disposition of all of the Capital Stock of any Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate Section 4.07;

(iii) if the Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

(iv) upon legal defeasance or satisfaction and discharge of the Indenture as provided under Article 8 of the Base Indenture and Article 8 hereof and Article 11 of the Base Indenture.

(b) Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 7.03 will remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any Guarantor under the Indenture as provided in this Article 7 and Article 10 of the Base Indenture.”

ARTICLE 8

DEFEASANCE

Section 8.01. Additional Covenant Defeasance. In addition to the “obligations” referred to in Section 8.03 of the Base Indenture, “Covenant Defeasance”, as defined in such Section, will also apply to the release of the obligations of the Issuer and the Guarantors set forth in Section 4.02 through Section 4.13 hereof, inclusive, Section 4.15 through Section 4.16 hereof, inclusive, clause (iv) of Section 5.02(a) hereof, clauses (iii), (v), (vi), (vii) and (x) of Section 6.01(a) hereof, and Article 12 hereof.

ARTICLE 9

THE NOTES

Section 9.01. Form of Notes. The Notes will be issued as fully global notes in the form of Exhibit A hereto (the “Global Note”). The terms of such Notes are herein incorporated by reference and are part of this Supplemental Indenture.

Section 9.02. Depositary. The Depositary for the Global Note will initially be The Depositary Trust Company (“DTC”) and the Global Note will be deposited on or about the Issue Date with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”). The Notes will be fully Global Notes except as set forth in Section 2.14 of the Base Indenture.

ARTICLE 10

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 10.01. Amendments, Supplements and Waivers. The Issuer, the Guarantors and the Trustee may amend, supplement or waive the Indenture, the Guarantees, the Notes or the Security Agreements as provided in Article Nine of the Base Indenture; provided that, in addition to the provisions of Section 9.02 of the Base Indenture, no amendment, supplement or waiver shall, without the consent of each Holder affected: (i) after the time an Offer to Purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder or (ii) release all or substantially all of the Collateral. In addition, the Collateral Agent and the Trustee are authorized to amend the Security Agreements to comply with the provisions thereof and to add additional secured parties to the extent Liens securing Obligations held by such parties are permitted under the Indenture and that after so securing any such additional secured parties, the amount of First-Priority Lien Obligations and Second-Priority Lien Obligations does not exceed the maximum amount set forth under the definition of “Permitted Liens.”

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01. Satisfaction and Discharge. (a) Section 11.01 of the Base Indenture is hereby amended to (x) delete the “and” following clause (2) and before clause (3) of such section and to replace it with “;”, (y) delete the “.” at the end of clause (3) and replace it with “; and” and (z) add new clause (4):

“(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound.”

ARTICLE 12

SECURITY

Section 12.01. Security. (a) In order to secure the Obligations of the Issuer under the Indenture (with respect to the Notes) and the Notes, the Issuer will execute and deliver to the Collateral Agent on or prior to the Issue Date each Security Agreement to which it is or is to be a party that is intended to be effective upon the Issue Date and create the Second-Priority Liens intended to be created thereunder, with the priority set forth therein and in the Intercreditor Agreement, on the Collateral. In order to secure the Obligations of each Guarantor under its Note Guarantee, the Indenture (with respect to the Notes) and the Notes, each Guarantor will execute and deliver to the Collateral Agent on or prior to the Issue Date each Security Agreement to which it is or is to be a party that is intended to be effective upon the Issue Date and create the Liens intended to be created thereunder, with the priority set forth therein and in the Intercreditor Agreement, on the Collateral. The Issuer and the Guarantors shall use their respective reasonable best efforts to create and perfect on the Issue Date the security interests in the Collateral for the benefit of the Holders of the Notes, but to the extent any such mortgage cannot be created or perfected by such date, the Issuer and the Guarantors will use their respective reasonable best efforts to do or cause to be done all acts and things that may be required to have all security interests in the Collateral duly created and enforceable and perfected, to the extent required by the Security Agreements, promptly following the Issue Date, but in no event later than (x) in respect of 25% of the book value of all real property intended to be subject to such Liens, within 10 days of the Issue Date and (y) in respect of all remaining real property, 60 days thereafter. Failure to create and perfect such security interests in the Collateral within such periods after the Issue Date shall constitute an Event of Default.

(b) As soon as reasonably practicable after (i) any Restricted Subsidiary becomes a Guarantor in accordance with Section 4.09 or (ii) the Issuer or any Guarantor acquires any material property (other than Excluded Property) that is not automatically subject to a perfected security interest under the Security Agreements, the Issuer or such Guarantor shall notify the Collateral Agent thereof and, in each case at the sole cost and expense of the Issuer or Guarantor, execute and deliver to the Collateral Agent such mortgages, security agreement supplements and other documentation (in form and scope, and covering such Collateral (or, in the case of clause (i), all assets of such Guarantor other than Excluded Property) on such terms, in each case consistent with the mortgages, security agreements and other security documents in effect on the Issue Date but subject to any local law requirements applicable thereto), and take such additional actions (including any of the actions described in Section 4.14), as the Collateral Agent may deem reasonably appropriate or advisable to create and fully perfect in favor of the secured parties under the Security Agreements a valid and enforceable security interest in (and in the case of real property, mortgage lien on) such Collateral, which shall be free of any other Liens except for Permitted Liens (including the First-Priority Liens). Any security interest provided pursuant to this Section 12.01(b) shall be accompanied with such Opinions of Counsel to the Issuer as customarily given by Issuer’s counsel in the relevant jurisdiction, in form and substance customary for such jurisdiction. In addition, the Issuer shall deliver an Officers’ Certificate to the Collateral Agent certifying that the necessary measures have been taken to perfect the security interest in such property.

(c) The Issuer and the Guarantors shall comply with all covenants and agreements contained in the Security Agreements.

(d) Each Holder, by accepting a Note, agrees to all of the terms and provisions of the Security Agreements, as the same may be amended from time to time pursuant to the provisions of the Indenture and the Security Agreements.

(e) As among the Holders, the Collateral as now or hereafter constituted shall be held for the equal and ratable benefit of the Holders without preference, priority or distinction of any thereof over any other by reason of differences in time of issuance, sale or otherwise, as security for the Obligations under the Indenture and the Notes.

(f) To the extent applicable, the Issuer will comply with Section 313(b) of the Trust Indenture Act, relating to reports, and Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as Collateral for the Notes. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an officer of the Issuer except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the trustee. Notwithstanding anything to the contrary herein, the Issuer and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of outside counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the Issuer’s business without requiring the Issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. In addition, under interpretations provided by the SEC, to the extent that a release of a Lien is made without the need for consent by the Note holders or the trustee, the provisions of Section 314(d) may be inapplicable to the release.

Section 12.02. Authorization of Actions to Be Taken. (a) Each Holder of a Note, by its acceptance thereof, is deemed to have authorized and empowered the Trustee to enter into the Security Agreements, whether as Trustee or Collateral Agent, and to receive for the benefit of the Holders of Notes any funds collected or distributed under the Security Agreements to which the Trustee is a party and to make further distributions of such funds to the Holders of Notes according to the provisions of the Indenture.

(b) Subject to the provisions of Article 7 of the Base Indenture and the Intercreditor Agreement, the Trustee, in its sole discretion and without the consent of the Holders of Notes, may, or at the direction of the Holders of a majority in principal amount of the Notes then outstanding, the Trustee shall, direct on behalf of the Holders of Notes, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(i) during the existence of an Event of Default, foreclose upon and take possession of all Collateral pursuant to, or take any other action to enforce, the provisions of the Security Agreements;

(ii) enforce any of the terms of the Intercreditor Agreement and the Security Agreements to which the Trustee or the Collateral Agent is a party in accordance with the terms thereof; or

(iii) collect and receive payment of all obligations in respect of the Notes, the Note Guaranties and the Indenture (with respect to the Notes).

Subject to the provisions of the Intercreditor Agreement and Article 7 of the Base Indenture, the Trustee is authorized and empowered to institute and maintain such suits and proceedings as it may deem expedient to protect or enforce the Liens on the Collateral or the other rights under the Security Agreements to which the Trustee or the Collateral Agent is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of such Security Agreements or the Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens or other rights under such Security Agreements or hereunder or be prejudicial to the interests of Holders or the Trustee.

Section 12.03. Determinations Relating to Collateral. In the event (i) the Trustee shall receive any written request from the Issuer, a Guarantor or the Collateral Agent under any Security Agreement for consent or approval with respect to any matter or thing relating to any Collateral or the Issuer’s or such Guarantor’s obligations with respect thereto, (ii) there shall be due to or from the Trustee or the Collateral Agent under the provisions of any Security Agreement any material performance or the delivery of any material instrument or (iii) the Trustee shall become aware of any nonperformance by the Issuer or a Guarantor of any covenant or any breach of any representation or warranty of the Issuer or such Guarantor set forth in any Security Agreement, then, in each such event, the Trustee shall be entitled (at the Issuer’s expense) to hire experts, consultants, agents and attorneys to advise the Trustee on the manner in which the Trustee should respond, or direct the Collateral Agent to respond, to such request or render any requested performance or respond, or direct the Collateral Agent to respond, to such nonperformance or breach; provided that the Trustee’s right to direct the Collateral Agent to respond shall be subject to the terms of the Security Agreements. The Trustee shall be fully protected in the taking of any action recommended or approved by any such expert, consultant, agent or attorney or agreed to by the Holders of a majority in principal amount of the outstanding Notes.

Section 12.04. Release of Liens. (a) The Second-Priority Liens on the Collateral securing the Notes will be automatically released:

(i) in respect of any Collateral owned by a Guarantor whose Note Guarantee was released pursuant to Section 7.03, upon the release of such Note Guarantee of such Guarantor pursuant to Section 7.03;

(ii) upon discharge or defeasance of the Notes as set forth under Article 8 hereof and Article 8 of the Base Indenture and Article 11 hereof and Article 11 of the Base Indenture;

(iii) upon payment in full of principal of, and interest and all other Obligations on, the Notes issued hereunder;

(iv) with the consent of the requisite holders of the Notes in accordance with the provisions under Article 10 hereof and Article 9 of the Base Indenture, including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes;

(v) in connection with any disposition of Collateral to any Person other than the Issuer or any of the Restricted Subsidiaries (but excluding any transaction subject to Article 5 or Section 7.02 where the recipient is required to become the obligor on the Notes or a Guarantor) that is permitted hereunder (with respect to the Lien on such Collateral),

(vi) in connection with a release as provided in Section 2.6 of the Intercreditor Agreement.

(b) Upon delivery to the Trustee by the Company or the Issuer of an Officers’ Certificate requesting execution of an instrument confirming the release of the Liens pursuant to Section 12.04(a), accompanied by:

(i) an Opinion of Counsel confirming that such release is permitted by Section 12.04(a);

(ii) all instruments requested by the Issuer to effectuate or confirm such release; and

(iii) such other certificates and documents as the Trustee may reasonably request to confirm the matters set forth in Section 12.04(a),

the Trustee will, if such instruments and confirmation are reasonably satisfactory to the Trustee, promptly execute and deliver, such instruments.

(c) All instruments effectuating or confirming any release of any Liens will have the effect solely of releasing such Liens as to the Collateral described therein, on customary terms and without any recourse, representation, warranty or liability whatsoever.

(d) The Issuer will bear and pay all reasonable costs and expenses associated with any release of Liens pursuant to Section 12.04(a), including all reasonable fees and disbursements of any attorneys or representatives acting for the Trustee or for the Collateral Agent.

Section 12.05. Agreement for the Benefit of Holders of First-Priority Liens. The Trustee and each Holder of Notes by accepting a Note agrees, that:

(a) The Liens on the Collateral are, to the extent and in the manner provided in the Intercreditor Agreement, subject to and subordinate in ranking to all present and future Liens on the Collateral with a first priority; and the Intercreditor Agreement will be enforceable by the holders of such First-Priority Liens, for the benefit of the holders of Obligations secured thereby, until the satisfaction pursuant to the terms thereof of all such Obligations outstanding at the time of such release.

(b) As among the Administrative Agent under the Credit Agreement, the Trustee, the Collateral Agent and the Holders of the Notes and the holders of the First-Priority Lien Obligations, the holders of the First-Priority Lien Obligations and the Administrative Agent under the Credit Agreement will have the sole ability to control and obtain remedies with respect to all Collateral without the necessity of any consent or of any notice to the Trustee, or any such Holder, for the time periods, and subject to the limitations, set forth in the Intercreditor Agreement.

(c) Notwithstanding anything herein to the contrary, all Liens granted to a Collateral Agent pursuant to this Indenture, the Notes or any Security Agreement and the exercise of any right or remedy by a Collateral Agent as a secured creditor in respect of the Collateral hereunder or under the Note or any Security Agreement are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, this Indenture and any other document in connection with Collateral matters, the terms of the Intercreditor Agreement shall govern and control in all respects, including, without limitation, with respect to any right or remedy as a secured creditor.

Section 12.06. Notes and Note Guaranties Not Subordinated. The provisions of Section 12.05 are intended solely to set forth the relative ranking, as Liens, of the Liens on the Collateral securing the Notes and the Note Guarantees as against the Liens on the Collateral securing the First-Priority Lien Obligations. The Notes and the Note Guarantees are senior unsubordinated obligations of the Issuer and the Guarantors. Neither the Notes and the Note Guarantees nor the exercise or enforcement of any right or remedy for the payment or collection thereof (other than the exercise of rights and remedies in respect of the Collateral, which are subject to the Intercreditor Agreement) are intended to be, or will ever be by reason of the provisions of Section 12.05, in any respect subordinated, deferred, postponed, restricted or prejudiced.

Section 12.07. Limitation on Duty of Trustee in Respect of Collateral. (a) Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

(b) The Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens on any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer or the Guarantors to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of the Indenture or any of the Security Agreements.

Section 12.08. Collateral Agent. (a) The Trustee is hereby appointed to act as the Collateral Agent under the Security Agreements, with such powers, rights and obligations as are expressly delegated to the Collateral Agent by the terms of the Indenture and by the Security Agreements. The Issuer may, from time to time, appoint another financial institution to act as Collateral Agent so long as such institution meets the requirements of Section 7.10 of the Base Indenture. The Collateral Agent, acting in its capacity as such, shall have only such duties with respect to the Collateral as are set forth in the Security Agreements.

(b) Subject to the appointment and acceptance of a successor Collateral Agent as provided in this subsection, the Collateral Agent (if other than the Trustee) may resign at any time by notifying the Trustee and the Issuer. Upon any such resignation, the Issuer shall appoint a successor Collateral Agent. If no successor shall have been so appointed or shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, at the expense of the Issuer, petition a court of competent jurisdiction for the appointment of a successor Collateral Agent which shall meet the eligibility requirements of Section 12.08(a) and shall accept and comply in all material respects with the Security Agreements. Upon a successor’s acceptance of its appointment as Collateral Agent hereunder, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent hereunder and under the Security Agreements, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the Security Agreements. If the Trustee shall be acting at any time as the Collateral Agent, then it will be deemed to have resigned as Collateral Agent upon its replacement as Trustee pursuant to Section 7.08 of the Base Indenture, and the Issuer shall select the replacement Collateral Agent and may appoint any such successor Trustee as the successor Collateral Agent.

(c) At all times when the Trustee is not itself the Collateral Agent, the Issuer will deliver to the Trustee copies of all Security Agreements delivered to the Collateral Agent and copies of all documents delivered to the Collateral Agent pursuant to the Security Agreements.

ARTICLE 13

MISCELLANEOUS

Section 13.01. Governing Law; Waiver of Jury Trial. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE SUPPLEMENTAL INDENTURE AND THE NOTES AND THE NOTE GUARANTEES. THE ISSUER, EACH GUARANTOR AND THE TRUSTEE, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 13.02. No Adverse Interpretation of Other Agreements. The Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such Indenture, loan or debt agreement may not be used to interpret the Indenture.

Section 13.03. Successors and Assigns. All agreements of the Issuer in the Indenture and the Notes will bind its successors. All agreements of the Trustee in the Indenture will bind its successors. All agreements of each Guarantor in the Indenture will bind its successors, except as otherwise provided in Section 7.02 hereof.

Section 13.04. Counterparts. The parties may sign any number of copies of the Supplemental Indenture and in separate counterparts, each of which will be deemed to be an original and all of them together shall constitute one and the same agreement.

Section 13.05. Severability. In case any provision in the Supplemental Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.06. Effect of Headings. The Table of Contents and headings of the Articles and Sections of the Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of the Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.07. Conflict of Any Provision of Indenture with Trust Indenture Act of 1939. If and to the extent that any provision of the Supplemental Indenture limits, qualifies or conflicts with another provision included in the Supplemental Indenture or in the Indenture which is required to be included herein by any of Sections 310 to 317 of the Trust Indenture Act of 1939, inclusive, or is deemed applicable to the Indenture by virtue of the provisions of the Trust Indenture Act of 1939, such required provision shall control.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Dated as of March 22, 2010

Issuer:

INTERNATIONAL COAL GROUP, INC.

By:	/s/ Roger L. Nicholson
	Name:	Roger L. Nicholson
	Title:	Senior Vice President, Secretary and General Counsel

Guarantors:

BRONCO MINING COMPANY, INC.

By:	/s/ Roger L. Nicholson
	Name:	Roger L. Nicholson
	Title:	Secretary

COALQUEST DEVELOPMENT LLC

By:	/s/ Roger L. Nicholson
	Name:	Roger L. Nicholson
	Title:	Vice President and Secretary

HAWTHORNE COAL COMPANY, INC.

By:	/s/ Roger L. Nicholson
	Name:	Roger L. Nicholson
	Title:	Vice President and Secretary

[Signature page to Senior Notes Supplemental Indenture]

HUNTER RIDGE, INC.

By:	/s/ Roger L. Nicholson
	Name:	Roger L. Nicholson
	Title:	Secretary

HUNTER RIDGE COAL COMPANY

By:	/s/ Roger L. Nicholson
	Name:	Roger L. Nicholson
	Title:	Secretary

HUNTER RIDGE HOLDINGS, INC.

By:	/s/ Roger L. Nicholson
	Name:	Roger L. Nicholson
	Title:	Secretary

ICG, INC.

By:	/s/ Roger L. Nicholson
	Name:	Roger L. Nicholson
	Title:	Senior Vice President, Secretary and General Counsel

ICG, LLC

By:	/s/ Roger L. Nicholson
	Name:	Roger L. Nicholson
	Title:	Senior Vice President, Secretary and General Counsel

[Signature page to Senior Notes Supplemental Indenture]

ICG ADDCAR SYSTEMS, LLC

By:	/s/ Christina T. Brumley
	Name:	Christina T. Brumley
	Title:	Assistant Secretary

ICG BECKLEY, LLC

By:	/s/ Christina T. Brumley
	Name:	Christina T. Brumley
	Title:	Assistant Secretary

ICG EAST KENTUCKY, LLC

By:	/s/ Christina T. Brumley
	Name:	Christina T. Brumley
	Title:	Secretary

ICG EASTERN, LLC

By:	/s/ Christina T. Brumley
	Name:	Christina T. Brumley
	Title:	Secretary

ICG EASTERN LAND, LLC

By:	/s/ Christina T. Brumley
	Name:	Christina T. Brumley
	Title:	Assistant Secretary

ICG HAZARD, LLC

By:	/s/ Christina T. Brumley
	Name:	Christina T. Brumley
	Title:	Secretary

[Signature page to Senior Notes Supplemental Indenture]

ICG HAZARD LAND, LLC

By:	/s/ Christina T. Brumley
	Name:	Christina T. Brumley
	Title:	Assistant Secretary

ICG ILLINOIS, LLC

By:	/s/ Christina T. Brumley
	Name:	Christina T. Brumley
	Title:	Secretary

ICG KNOTT COUNTY, LLC

By:	/s/ Christina T. Brumley
	Name:	Christina T. Brumley
	Title:	Secretary

ICG NATURAL RESOURCES, LLC

By:	/s/ Christina T. Brumley
	Name:	Christina T. Brumley
	Title:	Assistant Secretary

ICG TYGART VALLEY, LLC

By:	/s/ Christina T. Brumley
	Name:	Christina T. Brumley
	Title:	Assistant Secretary

JULIANA MINING COMPANY, INC.

By:	/s/ Christina T. Brumley
	Name:	Christina T. Brumley
	Title:	Secretary

[Signature page to Senior Notes Supplemental Indenture]

KING KNOB COAL CO., INC.

By:	/s/ Christina T. Brumley
	Name:	Christina T. Brumley
	Title:	Secretary

MARINE COAL SALES COMPANY

By:	/s/ Christina T. Brumley
	Name:	Christina T. Brumley
	Title:	Assistant Secretary

MELROSE COAL COMPANY, INC.

By:	/s/ Christina T. Brumley
	Name:	Christina T. Brumley
	Title:	Secretary

PATRIOT MINING COMPANY, INC.

By:	/s/ Roger L. Nicholson
	Name:	Roger L. Nicholson
	Title:	Secretary

POWELL MOUNTAIN ENERGY, LLC

By:	/s/ Roger L. Nicholson
	Name:	Roger L. Nicholson
	Title:	Vice President and Secretary

SIMBA GROUP, INC.

By:	/s/ Roger L. Nicholson
	Name:	Roger L. Nicholson
	Title:	Secretary

[Signature page to Senior Notes Supplemental Indenture]

UPSHUR PROPERTY, INC.

By:	/s/ Christina T. Brumley
	Name:	Christina T. Brumley
	Title:	Secretary

VINDEX ENERGY CORPORATION

By:	/s/ Roger L. Nicholson
	Name:	Roger L. Nicholson
	Title:	Secretary

WHITE WOLF ENERGY, INC.

By:	/s/ Roger L. Nicholson
	Name:	Roger L. Nicholson
	Title:	Vice President and Secretary

WOLF RUN MINING COMPANY

By:	/s/ Roger L. Nicholson
	Name:	Roger L. Nicholson
	Title:	Secretary

[Signature page to Senior Notes Supplemental Indenture]

Trustee:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Linda Garcia
	Name:	Linda Garcia
	Title:	Vice President

[Signature page to Second Supplemental Indenture – Senior Notes]